Exhibit 99.1

Envivio Provides Preliminary Revenue Results for Second Quarter Fiscal 2013

South San Francisco, CALIF. – August 13, 2012 (GLOBE NEWSWIRE) – Envivio (NASDAQ: ENVI), a leading provider of live and on-demand multi-screen IP video processing and delivery solutions, today announced that it expects revenue for the quarter ending July 31, 2012 to be in the range of $10 million to $11 million, as compared to its previous guidance of $17 million to $18 million.

“Our preliminary revenue results reflect a general slowdown in spending by our service provider customers, in particular in North America and Western Europe, which have been two key growth areas of the Company in the last two years,” said Julien Signès, president and CEO, Envivio. “During the second quarter, we did not see any changes to our competitive positioning, and our win/loss ratio in the multi-screen market remains consistent with prior experience. Despite this, we experienced a slowdown of major project implementations and a lengthening of sales cycles, which we attribute to the current global economic environment. We are disappointed in these results and are conducting a full review of our operations. We will provide a further update in our full earnings release and related earnings call, scheduled for September 6, 2012.”

The results presented in this press release are estimated and preliminary and, therefore, may change. Envivio intends to release financial results for the second quarter of fiscal 2013 and host a conference call for analysts and investors after the market closes on September 6, 2012. Details for the conference call will be announced prior to that date.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about Envivio’s expected revenue results for the second quarter of fiscal 2013. Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further quarterly financial review procedures, that the revenue results for the second quarter of fiscal 2013 are different than the revenue results set forth in this press release and other risks detailed from time to time in Envivio’s SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Envivio undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Envivio

Envivio (NASDAQ: ENVI) is a leader in solutions for multi-screen video processing and delivery. Envivio solutions remove the boundaries of traditional television and make the world’s video content universally enjoyable by all viewers, on any device, across any network, at any time. Now in its second decade of developing market-leading video convergence solutions, Envivio powers services for more than 300 content and service provider customers around the world, including eight of the top 10 mobile operators, nine of the top 10 broadband providers and three of the top four US cable operators. Envivio is headquartered in South San Francisco, California and has offices worldwide including in France, England, China, Singapore and Japan. Visit www.envivio.com for more information.

Contact:

Envivio

Sarah Lum

pr@envivio.com

+1.650.243.2710

The Blueshirt Group

Investor Relations for Envivio

Cynthia Hiponia

ir@envivio.com

+1.650.243.2702